Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EASTSIDE DISTILLING, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

$_____________.00	No. _______

EASTSIDE DISTILLING, INC.

8% PROMISSORY NOTE

June 30, 2016

1. General. For value received, and subject to the terms hereof, EASTSIDE DISTILLING, INC, a Delaware corporation ("Payor"), hereby promises to pay to the order of ______________________ ("Payee"), the principal amount of __________________________ (____________). This note is being issued pursuant to the terms and conditions of that certain Subscription Agreement dated of even date herewith by and among Payor, Payee and the other subscribers set forth therein (the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the terms set forth in the Agreement

2. Term; Payments. The Note shall be repaid in full with all accrued interest on June 30, 2018 (the “Maturity Date”).

3. Interest. Interest shall accrue from the date hereof on any unpaid principal balance of this Note at the rate of eight-percent (8%) per annum provided, however, that while an Event of Default exists, interest shall accrue, at the per annum rate of twelve-percent (12%) per annum (the “Default Rate”). All interest will be paid monthly in arrears and shall be paid on the last business day of each month.

4. Place of Payment. Any and all amounts payable by Payor to Payee hereunder shall be made in immediately available funds and shall be paid at the address for such Payee as set forth in the Agreement, or at such other address of which Payee shall give written notice to Payor.

5. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder ("Event of Default"):

(a) Failure of Payor to pay the principal of or interest on this Note, when and as the same shall become due and payable and such failure continues unremedied for two (2) business days.

(b) Failure of Payor to pay any interest on this Note, when and as the same shall become due and payable and such failure continues unremedied for fifteen (15) business days.

(c) The material default, breach or violation of Payor in the performance or observance of any of the other covenants, agreements, or conditions of Payor contained in this Note or the Agreement and such material default, breach or violation continues unremedied for a period of fifteen (15) days following written notice from Payee to Payor.

(d) Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Payee with respect to this Note or the Agreement;

6. Remedies. Upon the occurrence of an Event of Default hereunder, in addition to all other rights, remedies and powers of Payee under this Note or otherwise available at law or in equity, Payee may, at its option, without notice, declare the outstanding principal balance and interest immediately due and payable in full without further notice to or demand on Payor of any kind, including without limitation, presentment, demand or notice of demand, protest or notice of protest, notice of nonpayment or dishonor and all other notices or communications in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, all of which are hereby waived by Payor. Payor also hereby waives all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

7. Notices. All notices and other communications required or permitted under this Note shall be made in accordance with the provisions of the Agreement.

8. Interest Savings Clause. If any interest payment due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

9. Amendments and Waivers. This Note may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by both Payor and Payee. No waiver with respect to this Note shall be enforceable against Payee unless in writing and signed by Payee. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Payee, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

10. Successors and Assigns. This Note shall be binding upon the parties and their respective successors and assigns. Payor shall not in any manner assign any of its rights or obligations under this Note without the express prior written consent of the holder of this Note.

11. Severability. If any provision of this Note is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12. Section Headings. The section and subsections headings in this Note are for convenience of reference only, do not constitute a part of this Note, and shall not affect its interpretation.

13. Controlling Law. This Note is made under, and shall be construed and enforced in accordance with, the laws of the State of Nevada applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. EACH OF THE PARTIES (A) IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF OREGON, IN ANY AND ALL ACTIONS BETWEEN OR AMONG ANY OF THE PARTIES, WHETHER ARISING HEREUNDER OR OTHERWISE, (B) IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, AND (C) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY FIRST CLASS CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO THE ADDRESS AT WHICH SUCH PARTY IS TO RECEIVE NOTICE PURSUANT TO THE PROVISIONS OF THE AGREEMENT.

14. Reimbursement of Expenses. Payor agrees to reimburse Payee for its out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the enforcement of this Agreement, the Notes or any of the Transaction Documents.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Payor has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

PAYOR:

EASTSIDE DISTILLING, INC.

By:
Name: Steven Earles
Title: President

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